Exhibit 99
________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 24, 2020

The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware	001-38842	83-0940635
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

500 South Buena Vista Street
Burbank, California 91521
(Address of Principal Executive Offices and Zip Code)

(818) 560-1000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DIS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

________________________________________________________________________

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2020, The Walt Disney Company (the “Company”) appointed Robert A. Iger, previously the Company’s Chief Executive Officer, as the Executive Chairman of the Company and appointed Robert Chapek, previously the Chairman, Disney Parks, Experiences and Products, as the Chief Executive Officer of the Company. Mr. Iger will report exclusively to the Board and remain Chairman of the Board. Mr. Chapek will report to the Board and to Mr. Iger as the Executive Chairman.
In connection with his appointment as Executive Chairman, the Company and Mr. Iger entered into an amendment to Mr. Iger’s employment agreement with the Company (the “Amendment”) to reflect Mr. Iger’s continuing full-time employment in the position of Executive Chairman rather than as the Chief Executive Officer and to confirm that in such position he will continue to direct the Company’s content creation. The remaining terms and conditions of his employment agreement will continue unchanged.
In connection with his appointment as Chief Executive Officer, the Company has entered in a new employment agreement with Mr. Chapek, age 60, superseding his prior agreement with respect to his position with Disney Parks, Experiences and Products (the “Employment Agreement”). The Employment Agreement has a stated term commencing February 24, 2020 and ending on February 28, 2023. The Employment Agreement provides for Mr. Chapek to be elected as a member of the Board at a time to be determined by the Board and to be nominated for re-election to the Board during his tenure as Chief Executive Officer.
The Employment Agreement provides that, starting February 24, 2020, Mr. Chapek’s annual rate of base salary increased to $2,500,000. The Employment Agreement provides that Mr. Chapek is also eligible for an annual, performance-based bonus under the Company’s applicable annual incentive plan (currently, the Company’s Management Incentive Bonus Program) and that the Compensation Committee will set a target bonus each year of not less than 300% of the annual base salary for Mr. Chapek in effect at the end of the preceding fiscal year. The actual amount payable to Mr. Chapek as an annual bonus will be dependent upon the achievement of performance objectives, which will be substantially the same as the objectives established under the plan for other executive officers of the Company. Depending on performance, the actual amount payable as an annual bonus to Mr. Chapek may be less than, greater than or equal to the stated target bonus (and could be zero).
The Employment Agreement also provides that Mr. Chapek is entitled to participate in the Company’s equity-based long-term incentive plans and programs generally made available to executive officers of the Company. For each fiscal year during the term of the Agreement, Mr. Chapek will be granted a long-term incentive award having a target value of not less than $15 million. Additionally, promptly following execution of the Employment Agreement, Mr. Chapek will receive additional equity-based long-term incentive awards in respect of his services for the current fiscal year to reflect his service as Chief Executive Officer for the remainder of the fiscal year. These awards will be subject to substantially the same terms and conditions (including vesting and performance conditions) as will be established for other executive officers of the Company in accordance with the Board’s policies for the grant of equity-based awards, as in effect at the time of the award, and do not guarantee Mr. Chapek any minimum amount of compensation. The actual amounts payable to Mr. Chapek in respect of such opportunities will be determined based on the extent to which any performance conditions and/or service conditions applicable to such awards are satisfied and on the value of the Company’s stock. Accordingly, Mr. Chapek may receive compensation in respect of any such award that is greater or less than the stated target value, depending on whether, and to what extent, the applicable performance and other conditions are satisfied, and on the value of the Company’s stock.
Mr. Chapek’s employment may be terminated by the Company for “cause,” which is defined to include gross negligence, gross misconduct, willful nonfeasance or a willful material breach of the Agreement.
Mr. Chapek has the right to terminate his employment for “good reason,” which is defined as (i) a reduction in any of his base salary, annual target bonus opportunity or annual target long-term incentive award opportunity; (ii) removal from the position of Chief Executive Officer; (iii) a material reduction in his duties and responsibilities; (iv) the assignment to his of duties that are materially inconsistent with his position as Chief Executive Officer or duties or that materially impair his ability to function as Chief Executive Officers or any other position in which he is then serving; (vi) relocation of his principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of the Agreement by the Company. Following a change in control of the Company, as defined in the Company’s stock plans, good reason also includes any event that is a triggering event as defined in the plans. A triggering event is defined to include a termination of employment by the Company other than for “cause” or a termination of employment by the participant following a reduction in position, pay or other “constructive termination.”
In the event that Mr. Chapek’s employment is terminated by the Company without “cause” or by Mr. Chapek for “good reason,” he will be entitled to termination benefits, which include the following: (i) a lump sum payment of the base salary that would have been payable over the remaining term of the Agreement, (ii) a pro-rated bonus for the year of termination (any prior-year bonus not yet paid at time of termination is also paid), and (iii) the outstanding unvested stock options and outstanding unvested restricted stock unit awards that could vest in accordance with their scheduled vesting provisions if Mr. Chapek’s employment had continued through the remaining term of the Agreement will be eligible to vest at the same time and subject to the same performance conditions as though he continued in the Company’s employ, and all stock options, whether vested on the date of termination or vesting thereafter as described above, shall vest and remain exercisable to the same extent as if his employment had continued through the term of the Agreement.
To qualify for the above described cash severance benefit, pro-rated bonus (and prior-year bonus, if not already paid), opportunity to vest in unvested equity awards available under each Agreement and extended exercisability of stock options following an involuntary termination by the Company without cause, or a termination by Mr. Chapek for good reason, he must execute a release in favor of the Company and agree to provide the Company with certain consulting services for a period of six months after his termination (or, if less, for the remaining term of the Agreement). Additionally, during the period of these consulting services, Mr. Chapek must also agree not to provide any services to entities that compete with any of the Company’s business segments.
Under the Employment Agreement, Mr. Chapek is entitled to participate in employee benefits and perquisites generally made available to executive officers of the Company. The Employment Agreement acknowledges that the standard officer indemnification agreement previously entered into between the Company and Mr. Chapek will continue in effect.
Mr. Chapek’s son, Brian Chapek (“Mr. B. Chapek”), is employed at will at Marvel Studios as Director, Production & Development. Mr. B. Chapek has been an employee of a subsidiary of the Company since 2013. For fiscal 2019, his total compensation was approximately $211,000, which includes his base salary, an annual bonus award, an equity grant and bonuses based on the performance of films on which he worked. Mr. B. Chapek also participates in benefits generally available to employees with a similar job grade level. His total compensation is similar to the total compensation provided to other employees of the same level with similar responsibilities.
The foregoing descriptions are qualified by reference to the terms of the Amendment and Employment Agreement, which are filed herewith as Exhibits 10.1, and 10.2, respectively, and are incorporated herein by reference. A copy of the press release issued by the Company on January 25, 2020, is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amendment to Amended and Restated Employment Agreement Dated as of October 6, 2011 and as previously amended, between the Company and Robert A. Iger dated February 24, 2020
10.2	Employment Agreement dated as of February 24, 2020 between the Company and Robert Chapek
99.1	Press Release dated February 25, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Jolene E. Negre
Jolene E. Negre
Associate General Counsel and Assistant Secretary
Dated: February 25, 2020

Exhibit 10.1
February 24, 2020
Mr. Robert Iger
Chief Executive Officer and Chairman
The Walt Disney Company
500 S. Buena Vista Avenue
Burbank, CA

Amendment to Amended and Restated Employment Agreement
Dated as of October 6, 2011 and as previously amended

This letter amends your Amended and Restated Employment Agreement, dated October 6, 2011, and as previously amended (as amended, the “Agreement”), to provide that, from and after February 24, 2020, you shall continue to serve as the Chairman of the Board and as a full-time officer and employee of the Company with the title of Executive Chairman. As Executive Chairman, you shall report directly and exclusively to the Board. The Chief Executive Officer of the Company shall report to you in your capacity as Executive Chairman and to the Board. As Executive Chairman, you will continue to direct the Company’s content creation and have such other authority, duties and responsibilities commensurate with your position and experience as the Board, after consultation with you, may assign to you from time to time.
Except as specified above, the Agreement shall otherwise continue in accordance with its terms and, in the event of any conflict between the terms contained herein and the Agreement, the terms contained herein shall govern. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement.
If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

THE WALT DISNEY COMPANY

By:	/s/ ALAN N. BRAVERMAN
Alan N. Braverman
Senior Executive Vice President
General Counsel and Secretary

AGREED AND ACCEPTED
/s/ ROBERT A. IGER
Robert A. Iger

Dated: February 24, 2020

Exhibit 10.2
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 24, 2020, by and between The Walt Disney Company, a Delaware corporation (the “Company”), and Robert Chapek (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company has most recently employed Executive pursuant to an employment agreement, dated as of March 14, 2018 (the “Prior Agreement”) and which shall be superseded in its entirety on the date hereof by this Agreement except as otherwise provided in Paragraph 8(e) hereof; and

WHEREAS, the Company and Executive wish to enter into an agreement (this “Agreement”) to provide for Executive’s continued service to the Company, but as its Chief Executive Officer;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing as of February 24, 2020, and ending on February 28, 2023 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”
2.Position and Duties. During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and in such other positions with the Company and its subsidiaries and affiliates consistent with Executive’s position as the Board of Directors (the “Board”) shall reasonably assign Executive from time to time. The Executive shall report to the Board and, during such time as the current Chairman of the Board (“Chairman”) also serves as an officer of the Company, to the Chairman. In connection with his appointment as Chief Executive Officer, the Board shall appoint the Executive as a member of the Board. During the Employment Period, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office, and Executive shall serve as a member of the Board for each period for which he is so elected. During the Employment Period, Executive shall devote all Executive’s business time on a full-time and exclusive basis to the services required hereunder, and shall perform such services in a manner consonant with the duties of Executive’s position. Executive shall be subject to the terms and conditions of any applicable policy of the Company (including, without limitation, “The Walt Disney Company and Associated Companies Standards of Business Conduct” booklet and the Employee Policy Manual), as reasonably made available and as interpreted from time to time by the Company, provided that, subject to the provisions of Paragraph 7(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing Executive’s personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of Executive’s duties and responsibilities hereunder.
3.Compensation.

(a)Base Salary. Effective as of the Commencement Date, Executive shall receive an annual base salary of $2,500,000. The amount of annual base salary payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations thereunder (“Section 409A”), to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by or on behalf of the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base Salary.” The Company shall pay Executive the portion of Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives (currently paid on a weekly basis), but not less frequently than in equal monthly installments
(b)Annual Incentive Bonus. Executive shall be given the opportunity to earn an annual discretionary incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each full fiscal year during the term hereof shall be three hundred percent (300%) of Executive’s Base Salary as in effect at the end of such fiscal year. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board of Directors of the Company or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially similar to the objectives established under the Annual Plan for other senior executive officers of the Company. The preceding sentence shall not limit any power or discretion of the Board or the Compensation Committee in the administration of the Annual Plan. Accordingly, depending on performance, the actual amount payable as an annual bonus to Executive under the Annual Plan may be less than, greater than or equal to the target bonus specified above. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid.
(c)Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in the equity-based long-term incentive compensation plans, programs or arrangements generally made available to the executive officers of the Company. The size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. For each full fiscal year during the term hereof, Executive shall receive an annual award with a target accounting award value of $15 million. Promptly following the date hereof, the Executive shall be awarded a supplement to his annual long-term incentive award granted in respect of the current fiscal year, in such amount as reflects the Executive’s service as Chief Executive Officer for the remainder of the current fiscal year and having such other terms as the Compensation Committee shall determine. Nothing in the foregoing provisions of this Section 3(c) shall limit any power or discretion of the Board of Directors of Disney or the Committee in the administration of any such long-term incentive plan, it being understood, specifically, that the Compensation Committee may adjust (i.e. reduce or increase) the target award value of any award made in respect of any fiscal year based on its evaluation of Executive’s performance and/or any economic, financial and/or market conditions affecting the Company. The actual benefits conveyed to Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of the Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

4.Benefits, Perquisites and Expenses.

(a)Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained from time to time by the Company and made available generally to its executive officers, including, without limitation, each such group life, hospitalization, medical, dental, health, accident or disability insurance, vacation or similar plan or program, whether now existing or established hereafter, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its executive officers, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.
(b)Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other executive officers of the Company in accordance with the then current policies and practices of the Company.
(c)Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company for its executive officers as in effect from time to time.
(d)Indemnification. Executive and Company are parties to an indemnification agreement dated November 11, 2009 (“Indemnification Agreement”) which shall continue in full force and effect in accordance with its terms.

5.Termination of Employment.

(a)Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur, if any, of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason. If the Employment Period

terminates as of a date specified under this Paragraph 5, Executive shall resign from the Board and be deemed to have automatically resigned, effective immediately upon termination, from any and all positions Executive holds with the Company and any of its subsidiaries and affiliates, with no further action required by Executive or the Company or any of its subsidiaries and affiliates. Without limiting the generality of the foregoing, the Executive agrees to execute such documents as the Company shall reasonable request evidencing such resignations.
(b)Benefits Payable Upon Termination.

(i)In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability. Unless and until a Termination due to Disability, during any period during which Executive is unable to perform the services required hereunder for medical or health-related reasons, Executive’s Base Salary shall be payable to Executive and for any such period of approved leave, Executive shall remain an employee of the Company for purposes of stock option and restricted stock unit awards, annual incentive bonus compensation pursuant to Paragraph 3(b) hereof, and equity awards pursuant to Paragraph 3(c) hereof.
(ii)In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements, except that Executive will not be paid the bonus referred to in Paragraph 5(c)(ii) below.
(iii)In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements. In addition, the Company shall provide Executive the Conditional Benefits, subject to (A) Executive’s execution of the Release, (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release and (C) Executive’s execution of the Consulting Agreement, it being understood, for the avoidance of doubt, that any failure by Executive to execute either the Consulting Agreement or the Release or both of them shall not be deemed to be a breach hereof. For Executive to become entitled to the Conditional Benefits, Executive must deliver both (i)

the executed Release and (ii) the executed Consulting Agreement to the Company by no later than twenty-two (22) days following the Termination Date.

(c)Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 5(b) are as follows:
(i)Earned Salary. Any Base Salary earned, but unpaid, including without limitation accrued but unused and unpaid vacation, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 5(a) (but excluding any salary and interest accrued thereon payment of which has been deferred, which shall be paid as provided under the applicable plan) shall be paid within 30 days following the termination of Executive’s employment hereunder (or such date or earlier dates upon which payment of any part or whole of the foregoing is required under applicable law).
(ii)Prior Year Bonus. If Executive’s employment terminates after the end of a fiscal year but before the annual incentive compensation payable for services rendered in that prior fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b) shall be paid within 30 days following the termination of Executive’s employment hereunder (or such date or earlier dates upon which payment of any part or whole of the foregoing is required under applicable law) or, if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in all events the bonus shall be paid no later than 120 days following Executive’s termination of employment.
(iii)Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its subsidiaries applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of Executive’s termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.
(iv)Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its subsidiaries pursuant to the terms of the Indemnification Agreement referenced in Paragraph 4(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.
(v)Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing pursuant to this Paragraph 5(c)(v) of Executive’s rights to continue such coverage after the termination of Executive’s employment, provided that Executive timely complies with the conditions to continue such coverage that are applicable at law or pursuant to Company’s policies and procedures to a termination of employment at that time. Executive understands and acknowledges that Executive is responsible to make all payments required for any such continued health care coverage that Executive may choose to receive.
(vi)Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by Executive prior to the termination of employment.
(vii)Stock Options/RSUs. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to Executive by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.

(d)Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled, provided Executive complies with the terms and conditions hereof (including the applicable agreements attached hereto), are as follows:

(i)Remaining Salary. As further noted in paragraph 2 of the Consulting Agreement, the Company shall pay Executive a lump sum amount equal to the Consulting Amount as compensation for consulting services under the Consulting Agreement. If the Scheduled Expiration Date is later than the end of the Consulting Agreement Period, the Company shall also pay Executive the Severance Amount. The Consulting Amount and the Severance Amount shall be paid on the date that is six months and one day after the Termination Date (or upon Executive’s death, if earlier).
(ii)Stock Options. The Continuing Stock Options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Once exercisable, all Continuing Stock Options shall remain exercisable until the Stock Option Termination Date. All of Executive’s Remaining Stock Options that were vested and exercisable at the Termination Date shall remain exercisable until the Stock Option Termination Date. Notwithstanding any other term or provision hereof, any of Executive’s stock options which are not vested at the Termination Date, and which are not Continuing Stock Options, shall automatically terminate upon the Termination Date. Except as otherwise expressly provided herein, all of the Remaining Stock Options shall continue to be subject to the Original Stock Option Award Documents. Notwithstanding the foregoing, in the event of Executive’s death prior to the Scheduled Expiration Date, all Continuing Stock Options shall vest on the date of Executive’s death and all Remaining Stock Options shall be exercisable for the period following Executive’s death determined under such Original Stock Option Award Documents on the same basis as though Executive was employed on the date of Executive’s death and regardless of when the Stock Option Termination Date would otherwise have occurred. However, any provisions in the Original Stock Option Award Documents relating to disability or change in control of the Company after the Termination Date shall not be operative with respect to any Remaining Stock Options.

(iii)RSUs. The Continuing Stock Units shall continue to vest in accordance with the terms of the Original RSU Award Documents, on the same basis as such stock units would have become vested if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Except as otherwise expressly provided herein, all such Continuing Stock Units shall be subject to, and administered in accordance with, the Original RSU Award Documents. Any of Executive’s restricted stock unit awards that have not become vested on or before the Termination Date, and that are outstanding at the Termination Date, but which are not Continuing Stock Units, shall automatically terminate on the Termination Date. Notwithstanding any term or provision of the Original RSU Award Documents:

(A)any provisions in such Original RSU Award Documents relating to disability shall not be applicable to any such Continuing Stock Units after the Termination Date; and
(B)in the event of Executive’s death after the Termination Date but prior to the Scheduled Expiration Date, the terms and provisions of the Original RSU Award Documents shall be interpreted and applied in the same manner with respect to such Continuing Stock Units as if Executive were an active employee on the date of Executive’s death.
(iv)Pro-Rated Current Year Bonus. The Company shall pay Executive a pro rata annual bonus for the fiscal year in which the Termination Date occurs, determined on the basis of an assumed full year target bonus determined pursuant to Section 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus payable pursuant to the foregoing shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.
(v)Additional Distribution Rules in Respect of Conditional Benefits. The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Paragraph 5(d)(i), (iii) and (iv):

(A)It is intended that each installment of the payments and benefits provided under Paragraphs 5(d)(i), (iii) and (iv) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;
(B)Distribution in respect of any tranche of Continuing Stock Units to which Paragraph 5(d)(iii)(B) applies shall be made within 90 days following the later of the date that (i) the service conditions that had originally been specified for such tranche of Continuing Stock Units under the applicable Original RSU Award Documents would otherwise have been satisfied (had Executive continued to be employed) and (ii) the last performance measurement period applicable in respect of such tranche of Continuing Stock Units under the applicable Original RSU Award Documents would otherwise have expired;
(C)Each installment of the payments and benefits due under Paragraph 5(d)(i) and (iii) that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” (within the meaning of Section 409A of the Code and as provided in Paragraph 5(g) hereof) from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). (Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of Executive in which the separation from service occurs.) Any subsequent installments that would be payable more than six months following Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.

(e)Definitions. For purposes of this Paragraph 5, the following terms shall have the meanings ascribed to them below:

“Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit A.

“Consulting Agreement Period” means the period established under the Consulting Agreement during which Executive shall be required to provide consulting services to the Company.

“Consulting Amount” means a lump sum amount equal to the aggregate Base Salary which would have been earned by Executive during the Employment Period had Executive’s employment under this Agreement continued after the Termination Date and through the earlier to occur of (i) the end of the Consulting Agreement Period or (ii) any earlier date that the Consulting Agreement terminates for any reason whatsoever.

“Continuing Stock Options” means any of Executive’s stock options that were not vested and exercisable at the Termination Date, but that would have become vested and exercisable on or prior to the Latest Stock Option Vesting Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Continuing Stock Units” means any of Executive’s restricted stock units outstanding at the Termination Date (whether or not subject to performance conditions) that, subject to the satisfaction of any applicable performance conditions, would have become vested on or prior to the Scheduled Expiration Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Latest Stock Option Vesting Date” means the date which is three months after the Scheduled Expiration Date.

“Original Stock Option Award Documents” means, with respect to any Remaining Stock Option, the terms and provisions of the award agreement and plan pursuant to which such Remaining Stock Option was granted, each as in effect on the Termination Date.

“Original RSU Award Documents” means, with respect to any tranche of Continuing Stock Units, the terms and provisions of the award agreement related to, and the plan governing, such tranche of Continuing Stock Units, each as in effect on the Termination Date.

“Release” means the General Release in the form set forth in Exhibit B attached hereto.

“Remaining Stock Options” means any of Executive’s stock options which are (i) vested at the Termination Date or (ii) Continuing Stock Options.

“Scheduled Expiration Date” means February 28, 2023.

“Severance Amount” means an amount equal to the aggregate Base Salary which would have been earned by Executive under this Agreement for the period commencing on the day after termination of the Consulting Agreement Period and ending on the Scheduled Expiration Date; provided that if the Company terminates the Consulting Agreement due to Executive’s material breach of any term thereof, the Severance Amount shall be reduced to zero.

“Stock Option Termination Date” means, with respect to any Remaining Stock Option, the expiration date as stated in the applicable award, taking into account any expiration date extension provided in the applicable award based on Executive’s age and/or years of service as of the Scheduled Expiration Date.

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) gross negligence, (ii) gross misconduct, (iii) willful material breach of this Agreement (which “material breach” for the avoidance of doubt includes a resignation by Executive without Good Reason (as defined herein) from Executive’s position and/or employment hereunder) or (iv) willful nonfeasance, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause, provided, however, that such opportunity to cure shall only be provided by the Company with respect to a termination of Executive’s employment hereunder due to gross negligence); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.

“Termination Date” means the earlier to occur of (i) the date the Company specifies in writing to Executive in connection with the exercise of its Termination Right or (ii) the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six (6) consecutive months or (ii) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period, provided that any notice of such termination of employment must be given when Executive is incapable of substantially fulfilling Executive’s positions, duties, responsibilities, and obligations hereunder as referred to above and has not resumed such duties. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld.

“Termination for Good Reason” means a termination of Executive’s employment under this Agreement by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in Executive’s compensation rights hereunder (that is; failure to pay or reduction in Base Salary or the loss of target bonus opportunity specified in

Paragraph 3(b), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity for such year is not a reduction in such compensation rights; or the loss of entitlement to participate in equity-based long-term incentive plan(s) generally made available to comparable executives of the Company as provided in Paragraph 3(c)); (ii) the removal of Executive by the Company from the position of Chief Executive Officer of the Company; (iii) a material reduction in Executive’s duties and responsibilities as of the date of this Agreement; (iv) the assignment to Executive of duties that are materially inconsistent with Executive’s position or duties or that materially impair Executive’s ability to function as Chief Executive Officer of the Company in the manner contemplated hereunder, and any other position in which Executive is then serving; (v) the relocation of Executive’s principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vi) a material breach of any material provision of this Agreement by the Company. In addition, following the occurrence of a Change in Control (as defined in the 2011 Stock Incentive Plan of the Company (the “2011 Stock Plan”), any occurrence that would constitute a Triggering Event for purposes of Section 11 of the 2011 Stock Plan, the 2005 Stock Plan and the 1995 Stock Plan (together with the 2011 Stock Plan and 2005 Stock Plan, the “Plans”), as such Plans may be amended and/or superseded from time to time, shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the specific event giving rise to the claim of Termination for Good Reason (and such consent may reasonably be understood to generally relate to the time period in which such event occurred), or (B) unless Executive shall have delivered a written notice to the Company within three months of having actual knowledge of the occurrence of one of such events stating that Executive intends to terminate Executive’s employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(f)Conflict With Plans. As permitted under the terms of the applicable Plans, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan), except that, in connection with a “Triggering Event” as defined in the Plans, as such Plans may be amended from time to time, the terms of the applicable plan (and not the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5) shall apply to determine Executive’s rights and entitlements in respect of the awards made under any such plan (and only in respect of such awards).
(g)Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment required to be made to Executive hereunder upon Executive’s termination of employment (including any payment pursuant to this Paragraph 5) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Executive under this Agreement (including any payments due under Paragraph 3(a)) or otherwise in connection with Executive’s termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until Executive shall incur a “separation from service” within the meaning of Section 409A of the Code. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when Executive and the Company reasonably anticipate that Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36 months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Executive’s right to any deferred compensation, as defined under Section 409A, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing to the extent necessary to avoid tax, penalties, and/or interest under Section 409A.
(h)Amendment of Existing Agreements. The parties acknowledge and agree that to the extent that this Paragraph 5 affects any of the terms and conditions of Executive’s Remaining Stock Options or Continuing Stock Units, this Agreement shall constitute an amendment of the Original Stock Option Award Documents and Original RSU Award Documents as they pertain to Executive.
6.Exclusive Remedy. Executive shall be under no obligation to mitigate damages or seek other employment or other engagement of Executive’s services after this Agreement is terminated pursuant to Paragraph 5 in order to obtain the benefits provided for under Paragraph 5(d) of this Agreement. Executive acknowledges and agrees that the payments and rights provided under Paragraph 5 are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason. The failure of Executive to execute and timely deliver the Release and the Consulting Agreement for any reason (i) shall limit Executive’s rights in connection with the exercise by the Company of its Termination Right solely to the right to receive the Unconditional Entitlements, (ii) shall not effect a modification of any of Executive’s commitments set forth in this Agreement (none of which are contingent upon execution of the Release by Executive) and (iii) shall not preserve or revive any rights waived by

Executive hereunder. Subject to Executive’s execution and delivery of the Release without revocation thereof and execution and delivery of the Consulting Agreement, (i) the Company agrees to enter into the Release and Consulting Agreement, and (ii) there shall be no offset available to the Company against any amounts due, paid or payable to Executive in respect of the Conditional Benefits and Unconditional Entitlements under Paragraph 5 with respect to any compensation, remuneration or payment attributable to any services that Executive may provide to any third party subsequent to termination of employment hereunder, whether as an employee or otherwise.
7.Non-competition and Confidentiality.

(a)Non-competition. During the Employment Period, Executive shall not engage in any business, or become associated with any entity, whether as a principal, partner, employee, consultant, shareholder or otherwise (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company) that is actively engaged in any business, which is in competition, in any geographic area, with a business conducted by the Company or any subsidiary of the Company at the time of the alleged competition.
(b)Confidentiality. Executive acknowledges and agrees that Executive executed the standard form of agreement, entitled “The Walt Disney Company and Affiliated Companies Confidentiality Agreement,” at the time Executive commenced employment with the Company or one of its affiliated companies in the form then utilized by the Company (the “Original TWDC Confidentiality Agreement”). Executive acknowledges and agrees that the Original TWDC Confidentiality Agreement remains in full force and effect through the date that Executive signs the current version of The Walt Disney Company and Associated Companies Confidentiality Agreement, attached hereto as Exhibit C, which Executive is required to sign along with this Agreement and which, once signed, will replace the Original TWDC Confidentiality Agreement.
(c)Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under Executive’s control, except that Executive may retain notes, files, calendars, contact information and correspondence of a personal nature (whether in hard copy or electronic form), provided, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein.
(d)Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the two-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out Executive’s duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise,

(i)solicit, encourage or induce the employment or engagement of, or entice from the employment of the Company or any of its subsidiaries, or
(ii)direct, arrange, participate or assist in any such solicitation, encouragement, inducement or enticement of,

any person who is or was employed by the Company or any subsidiary of either (other than Executive’s personal assistant) unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e)Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company and/or its subsidiaries irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company and/or its subsidiaries shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 7 in any court of competent jurisdiction. The foregoing remedies are cumulative and are in addition to any other rights and remedies the Company and/or its subsidiaries may have at law or in equity.

8.Miscellaneous.

(a)Survival. Paragraphs 5 (relating to early termination of the Employment Period), 6 and 7 (relating to nondisclosure and nonsolicitation of employees) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 5 hereof.
(b)Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder in writing as a condition to any assignment thereof to such assignee or transferee. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 8(d).
(c)Assignment. Except as provided under Paragraph 8(b), and except for transfers and/or assignments of this Agreement from any Company entity to another Company entity, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.
(d)Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.
(e)Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereof, with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supersede, except as specifically provided in Paragraph 5, any agreement that includes the terms of any equity grant made to Executive prior to the date hereof or the Indemnification Agreement referenced in Paragraph 4(d), which by their terms survive the termination thereof. This Agreement expressly supersedes the Prior Agreement except for those provisions of the Prior Agreement that by their terms survive the expiration thereof. THERE ARE NO PROMISES, REPRESENTATIONS, INDUCEMENTS OR STATEMENTS BETWEEN THE PARTIES OTHER THAN THOSE THAT ARE EXPRESSLY CONTAINED HEREIN. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit, modify or supersede The Walt Disney Company and Affiliated Companies Confidentiality Agreement executed by Executive, which shall survive regardless of the termination of this Agreement.
(f)Representations. Executive represents that Executive’s employment hereunder and compliance by Executive with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which Executive is a party or by which Executive may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (ii) it has the full corporate power and authority to execute and deliver this Agreement, and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.
(g)Authority of The Walt Disney Company Board. For the avoidance of doubt, nothing in this Agreement shall preclude the Board of Directors of the Company or the Compensation Committee from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 8(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 5).
(h)Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby or relieve the Company or Executive of liability for any breach by Company or Executive of any such remaining provisions. In the event any of subparagraphs (a), (b) or (d) of Paragraph 7 hereof is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 7 shall be reformed to make such subparagraph enforceable in a manner which provides the Company the maximum rights permitted at law.
(i)Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or Executive’s rights hereunder on any occasion or series of occasions.
(j)Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, or by registered mail, return receipt requested, and shall be effective upon actual receipt when delivered personally or by courier and when sent by registered mail, three business days following date of mailing, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Attention: Senior Executive Vice President,
General Counsel and Secretary
Facsimile: (818) 569-5146

If to Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to Executive’s principal place of employment with the Company.

(k)Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.
(l)Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.
(m)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and a facsimile signature shall have the same force and effect as one penned in ink.
(n)Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.
(o)Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
(p)No Obligation To Continued Employment. This Agreement does not constitute a commitment of Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein. Upon termination of this Agreement, neither Company nor Executive shall have any obligation to the other with respect to continued employment. In the event that Executive’s employment continues for any period of time following the stated expiration date of this Agreement, unless and until agreed to in a new subscribed written document, such employment or any continuation thereof is "at will," and may be terminated without obligation at any time by either party's giving notice to the other, unless otherwise prescribed by applicable law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set Executive’s hand as of the day and year first above written.

THE WALT DISNEY COMPANY

Dated:	February 24, 2020	By:	/s/ JAYNE PARKER
Jayne Parker

Dated:	February 24, 2020		/s/ ROBERT CHAPEK
Robert Chapek

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter referred to as "Agreement") is made and entered into by and between Robert Chapek (hereinafter referred to as "Consultant") and The Walt Disney Company (hereinafter referred to as "Company") on and as of ____________, 20__ pursuant to that certain Employment Agreement by and between Executive and Company dated as of February 24, 2020 (the “Employment Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

1.(a) Unless this Agreement is earlier terminated as hereinafter provided, for a period following the termination of Consultant’s employment under the Employment Agreement equal to the lesser of (i) 6 months or (ii) the remaining period of the originally scheduled term of the Employment Agreement (the “Consulting Agreement Period”), Consultant shall personally and diligently provide to the Company such consulting services as the Company may reasonably request from time to time, provided that such services shall relate to matters appropriate for an executive employed in the position referred to in paragraph 2 of the Employment Agreement and shall be a type and nature and duration typical for a post-employment consulting agreement with an executive formerly employed in such position, it being understood for the avoidance of doubt that to the extent any such consulting services involve creative services and/or input, such services and/or input shall be limited to existing matters and projects that Company and/or Consultant was working on or involved in (or has specific plans to work on) at the time of termination or any time prior thereto during the Term and shall be in scope and nature generally limited to types of services not inconsistent with Consultant’s former position. Consultant shall not be required to report to the Company’s offices and shall be permitted, subject to the terms hereof, to provide consulting services to third parties during the term hereof, provided (i) in no event shall consulting services or other services or advice of any nature be provided by Consultant, directly or indirectly (whether as an employee, consultant, independent contractor, agent, partner, principal, owner or otherwise) to any person or entity which directly or indirectly owns, operates, manages, develops, controls or provides services to, any business involved in any of the following activities (a “Designated Business”): (A) the conception, creation, development, production, purchase, sale, distribution, broadcast, transmission or other disposition (including, without limitation, the licensing and/or merchandising of related consumer products) of audio and/or visual and/or interactive products or works of any nature in any media, including, without limiting the generality of the foregoing, any activity relating to (i) any aspect of the film, network, cable, broadcasting, mobile communications, television (including pay-per-view, closed circuit or any inter-active form of distribution of film, television or other audio/visual product) or internet businesses or any other businesses based on or using interactive technology (including, without limiting the generality of the foregoing, electronic and/or interactive games, environments, information centers or communities, in each case, of any nature), or (ii) the development, production, marketing, distribution or exploitation by any means or vehicle whatsoever of any film, television or software product or any similar content or product in any media, whether or not now existing, it being understood, however, that, for the avoidance of doubt and notwithstanding any other term or provision hereof, the internal use by any business of any of the interactive, internet-based or other technology or media referred to above in the creation, development and/or production of their products and/or services shall not in and of itself result in such business being a Designated Business to which Consultant is prohibited from directly or indirectly providing services hereunder, (B) the operation, management, development, licensing and promotion of themed resorts, hotels and restaurants or amusement or themed entertainment parks; or (C) the design, development, publishing, promotion or sale of products based on cartoon or other animated characters, films, television and theatrical productions and other intellectual property derived therefrom, in each case, only to the extent (i) that such person or entity is actively engaged in any geographic area in any business which is in competition with a business conducted by The Walt Disney Company or any subsidiary thereof at the time of the performance of such services (the “Specified Activities”), and (ii) that any services reasonably required by Company shall at all times be provided with precedence being given to Company and on a “first priority” basis to Company, although Company shall endeavor to provide, when possible, reasonable advance written notice to Consultant of all services required hereunder and to give due consideration, to the extent practicable, to any prior commitments Consultant may have at such time. In no event shall Consultant be required to devote more than 13.5 hours per week to services to Company hereunder (including travel time, but not time to or from the office) and the parties agree and understand that Consultant’s expected commitment to such services shall regularly be less than the stated maximum weekly hours.

(b) In the event of a material uncured breach by Consultant of any term or provision of this paragraph 1 hereof, all of which terms and conditions Consultant acknowledges and agrees are material and of the essence of this Agreement, or any other material term or provision hereof, Company shall have the right, in addition to any other right or remedy available to it at law or in equity, to terminate this Agreement. In such event Company shall have no further obligation to make payments or perform or honor any commitments under the Release or to pay or honor any commitments which relate to or constitute any of the Conditional Benefits; provided, however, that notwithstanding the foregoing, except as otherwise specifically provided in the immediately preceding sentence, no breach of this Agreement by Consultant, no termination of this Agreement by Company, and no other action or inaction by either of them (other than the execution by the parties of a written agreement amending or superseding the Release or any part thereof) shall in any event or under any circumstances have any effect whatsoever on the validity, enforceability, binding nature, effect or interpretation of the releases set forth in paragraph 5 and paragraph 7 of the Release, and the releases set forth therein shall remain in full force and effect.

(c) In the event that Consultant shall receive a written notice of breach of this Agreement from the Company, Consultant shall have ten (10) business days to cure such breach unless the Company shall have determined in its good faith business judgment that such breach is not curable. Any such notice of termination pursuant to this paragraph 1 shall set forth in reasonable detail the basis for such breach and shall contain a statement as to whether or not such breach has been determined to be curable by the Company. In the event that Consultant receives a written notice of breach of the Agreement from the Company, Consultant may challenge such finding of a breach, by written notice to the Company, and shall be afforded an opportunity to present Consultant’s objection to the Company, in person or in writing, as determined by the Company, prior to Company having any right to terminate this Agreement and the Conditional Benefits provided under the Employment Agreement.

2.Consultant shall receive gross consulting fees for Consultant’s services hereunder which, for any period during the Consulting Agreement Period, shall equal the Consulting Amount. The consulting fee payments shall be made at the date set forth in Paragraph 5(d)(i) of the Employment Agreement.

3.Company shall reimburse Consultant, in accordance with the procedures of Company then in effect for its senior executives, for reasonable business expenses incurred by Consultant in the course of performing the services hereunder.
4.Company, its successors, privies and assigns shall be entitled to, and shall, own as their exclusive property all of the results and proceeds of the services performed hereunder (which results and proceeds are hereinafter collectively referred to as the “Work Product”) in whatever stage of completion, all of which shall be considered a work-for-hire, including, without limitation, all written work, research, plot outlines, computer programs, plans, drawings, paintings, sculptures, fanciful creations, specifications, ideas, scripts, sketches, designs, concepts, software, systems, reports, documentation, and other tangible or intangible work product produced by Consultant as part of Consultant’s services performed hereunder. Company shall own all rights in the Work Product in perpetuity throughout the universe including, without limitation, the rights to produce, manufacture, record, reproduce, distribute, transfer or prepare derivative works from the Work Product by any art, medium or method and all copyrights, trademarks and/or patents in the Work Product. Company shall be deemed the sole author of the Work Product and is entitled to the copyright therein (and all renewals and extensions thereof), and the full ownership to the original and all copies of the Work Product. Company shall have the right to dispose of the Work Product and/or make any or all uses thereof as it, at any time and in the exercise of its sole discretion, may desire. Upon Company’s request, Consultant shall deliver all originals and copies of the Work Product (whether completed or in process) and all research, plans, designs, specifications and any other work product or information which pertains to the Work Product to Company upon completion of the performed services hereunder or upon earlier termination of this Agreement. Consultant shall not retain, use or disclose any of the Work Product without Company’s prior written consent. The termination, completion or breach of this Agreement on whatever grounds and by whomsoever affected shall not affect Company’s exclusive ownership of the Work Product. Consultant hereby assigns to Company all now known or hereafter existing rights of every kind throughout the universe, in perpetuity and in all languages, pertaining to the Work Product, including, without limitation, all exclusive exploitation rights, of every kind and nature, including, but not limited to, all trademarks, copyrights and neighboring rights, to the full extent such assignment is allowed by law, and any renewals and extensions therefor throughout the universe, in perpetuity, or for the duration of the rights in each country, and in all languages. Consultant acknowledges that new rights to the Work Product may come into being or be recognized in the future, under the law or in equity (the “New Exploitation

Rights”), and Consultant intends to and does hereby grant and convey to Company any and all such New Exploitation Rights to the Work Product. Consultant is also aware and acknowledges that new or changed technology, uses, media, format, modes of transmission and methods of distribution, dissemination, exhibition or performance (the “New Exploitation Methods”) are being and will inevitably continue to be developed in the future, which would offer new opportunities for exploiting the Work Product. Consultant intends to and does hereby grant and convey to Company any and all rights to such New Exploitation Methods with respect to the Work Product. Consultant agrees to execute, at any time upon Company’s request, such further documents consistent herewith and do such other acts at the Company’s expense as may be required by the Company in its reasonable business judgment to evidence or confirm Company’s exclusive ownership of and exploitation rights to the Work Product and to effectuate Consultant’s purpose to convey such rights to Company including, but not limited to, the New Exploitation Rights and any and all of the New Exploitation Methods. Consultant shall have the right to have any such documents reviewed by counsel with Company giving good faith consideration to changes requested by counsel unless such review and/or consideration is not in Company’s reasonable business judgment feasible or prudent in view of material time constraints; provided, however, that notwithstanding the foregoing, if Consultant fails to execute such further documents within 20 business days after receipt of Company’s written request to do so, then Company shall have the power of attorney, which Consultant acknowledges is irrevocable and coupled with an interest, to execute such documents on Consultant’s behalf. Consultant agrees that Consultant will not seek to (i) challenge, through the courts, administrative governmental bodies, private organizations or in any other manner, the rights of Company to exploit the Work Product by any means whatsoever or (ii) thwart, hinder or subvert the intent of the preceding grants and conveyances to Company, or the collection by Company of any proceeds relating to the rights conveyed under this Agreement. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement.
5.This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of Company, which consent Company may withhold in its sole discretion. Company may not assign all or any portion of this Agreement at any time to any of its subsidiaries or to any other person.

6.(a) Consultant, by virtue of this Agreement, shall acquire no right to use, and shall not use, the name “The Walt Disney Company” or “The Walt Disney Studios” or “Disney" or “ABC” or “ABC, Inc.” or “American Broadcasting Companies” or “ESPN” or “Marvel” or “Pixar” or “Lucasfilm, Ltd.” or any other word, mark, or name used for, or in connection with, the business activities of Company (either alone or in conjunction with or as a part of any other word, mark, or name) or any marks, fanciful characters or designs of the Company or any of their related, affiliated, or subsidiary companies in any advertising, publicity, or promotion; to express or imply any endorsement by the Company or any of its related, affiliated or subsidiary companies of Consultant's services; or in any other manner whatsoever (whether or not similar to the uses hereinabove specifically prohibited). Consistent with Consultant’s obligations under Paragraph 7, this Paragraph 6(a) shall not prevent Executive from using such names to describe Consultant’s activities with respect to Company and its subsidiaries under and prior to the Employment Agreement and under this Agreement.

(b) Consultant hereby represents and warrants to Company that as of the date of this Agreement, Consultant does not provide any services (including, without limitation, as an employee) to any person or entity that (i) is engaged in, or whose affiliated entities are engaged in, one or more of the Specified Activities or (ii) advises or provides consulting services to any person or entity that is engaged in, or whose affiliated entities are engaged in, any business or activity relating to or constituting one or more of the Specified Activities. Consultant further represents and warrants to Company that Consultant shall make written disclosure to Company prior to providing any services, during the term of this Agreement, to any of the above mentioned persons or entities.

7.Consultant may, during the course of Consultant’s engagement hereunder, have access to, and acquire knowledge of or from, materials, data, strategies, systems or other information relating to the services hereunder or Company, or its related, affiliated or subsidiary companies, which may not be accessible or known to the general public (including, but not limited to, the existence of this Agreement and the terms hereof and any Work Product not readily available to the general public) (“Confidential Information”). Any such knowledge acquired by Consultant shall be kept confidential and shall not be used, published, or divulged by Consultant to any other person, firm, or corporation, or in any advertising or promotion regarding Consultant or Consultant’s services, or in any other manner or connection whatsoever without first having obtained the prior written permission of Company, which permission Company may withhold in its sole discretion; provided that Consultant shall have no greater duty or obligation in respect of such Confidential Information than applies to Executive under Paragraph 7(b) of the Employment Agreement and any agreements referred to therein. Upon Company’s request, Consultant shall immediately return to Company or destroy, all documents, magnetic copies, or other physical evidence of all Confidential Information in Consultant’s possession or in the possession of any of Consultant’s directors, officers, employees, agents or representatives (including, without limitation, all copies, transcriptions, notes, extracts, analyses, compilations, studies, or other documents, records, or data prepared by Consultant) which contain or otherwise reflect or are generated from the Confidential Information without retaining any copy thereof, all of the foregoing being Confidential Information and the sole property of Company, Consultant shall certify to Company that all of the foregoing has been returned or destroyed as provided in this paragraph. Consultant agrees that Company would be irreparably harmed by any violation or threatened violation of this paragraph and that, therefore, Company shall be entitled to an injunction prohibiting Consultant from any violation or threatened violation of this paragraph. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement.
8.This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of laws principles.
9.The terms and provisions of this Agreement, the Release and Paragraphs 5 and 6 of the Employment Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, representations, or agreements, either oral or written, between the parties relating to such subject matter hereof. No change, alteration or modification of this Agreement shall be effective unless made in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY     Consultant

--EXHIBIT; NOT FOR EXECUTION--

By:______________________________ By:________________________________
Title:

EXHIBIT B

GENERAL RELEASE

WHEREAS, Robert Chapek (hereinafter referred to as "Executive") and The Walt Disney Company (hereinafter referred to as the “Company") are parties to an Employment Agreement, dated as of February 24, 2020 (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 6 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.(a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive's having exercised the revocation rights referred to in paragraph 10 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall (x) provide Executive the amounts and benefits described in Paragraph 5 of the Employment Agreement and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof (to the extent, if any, not already paid in accordance with applicable law), less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.

(b) The covenants and commitments of the Company referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraph 5 of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive's employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.

(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, under and subject to the terms of (i) the Employment Agreement and/or the Consulting Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with Executive’s activities as an employee of the Company or any of its subsidiaries pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any subsidiary thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement) expressly providing for such indemnity between Executive and the Company or any subsidiary thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject and (vi) reimbursement of all reasonable business expenses received by Executive in accordance with Company’s practices and policies regarding reimbursement of business expenses. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive's rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage Executive may elect will be paid by Executive, except to the extent the Employment Agreement provides that such payments shall be made by the Company.

2.Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with Executive’s employment by the Company or that are the property of the Company provided that Executive may retain notes, files, calendars, contact information and correspondence of a personal nature (whether in hard copy or electronic form), provided, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein).
3.It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
4.Executive represents and agrees (a) that Executive has to the extent Executive desires discussed all aspects of this Agreement with Executive’s attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.
5.Excluding enforcement of the covenants, promises and/or rights reserved herein and/or in the Employment Agreement, Indemnification Agreement and/or the Consulting Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company's direct or indirect owners, parent companies, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (including, for the avoidance of doubt, The Walt Disney Company and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company's right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as

amended, and the California Fair Employment and Housing Act, all as amended, that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive's execution hereof that directly or indirectly arise out of, relate to, or are connected in any manner whatsoever with, Executive’s services to, or employment by the Company or any of its subsidiaries (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”). This release does not constitute a release of any Executive Claims that cannot be released as a matter of law.
6.Except as expressly reserved herein, Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

7.Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, Indemnification Agreement and/or the Consulting Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation or ordinance, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected in any manner whatsoever with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and Affiliated Companies Confidentiality Agreement executed by Executive, or (iii) the policy of the Board of Directors of the Company, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of Company’s being required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”). This release does not constitute a release of any Company Claims that cannot be released as a matter of law.
8.Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims. Notwithstanding anything in this Release to the contrary, if at any time (whether during or after the Employment Period) the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, nothing in this Release shall be construed to limit the rights of the Company and the Board of Directors of the Company to seek or obtain recovery from Executive of any incentive compensation (including profits realized from the sale of Company securities) previously paid, or the cancellation of any outstanding awards, in accordance with the terms of Company’s policy, as in effect from time to time, regarding the ability of the Company to recoup any bonus or incentive payments under such circumstances.

9.Executive is advised to consult with an attorney before signing this Agreement. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21‑day period as Executive wishes prior to signing.
10.Executive acknowledges and represents that Executive understands that Executive may revoke the waiver of Executive’s rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to the Senior Executive Vice President, General Counsel and Secretary, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521. For this revocation to be effective, written notice must be received by the General Counsel, no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of Executive’s rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive under this Agreement or the Employment Agreement.

11.Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
12.This Agreement shall not in any way be construed as an admission by any of the Releasees or Executive Releasees, respectively, that any of the Releasees or Executive Releasees has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Releasees or Executive Releasees except as specifically set forth herein, and each of the Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.
13.This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

--EXHIBIT; NOT FOR EXECUTION--

______________________________
Date:

THE WALT DISNEY COMPANY

By:
Title: ____________________

Date:

EXHIBIT C

The Walt Disney Company and Affiliated Companies
Confidentiality Agreement

In consideration for my employment and for the compensation to be paid to me by The Walt Disney Company or a division, subsidiary, or affiliate thereof, or any successor of the foregoing (hereinafter termed the "Company"), and in addition to any other obligation, at all times during the term of my employment and thereafter, I do here agree:

1.To hold in strictest confidence, and not disclose (other than as provided below) to any person, firm, or corporation without express authorization of a corporate officer of the Company, any confidential information or trade secret relating to the products, sales, or business of the Company and not to use any such confidential information or trade secret for my own benefit during the term of my employment or thereafter. This non-disclosure obligation does not apply to a disclosure made (i) in confidence to an attorney or, directly or indirectly, to a federal, state or local government official, as long as the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as the filing is made under seal.
2.To fully and promptly disclose to the Company and to hold in trust for the sole right and benefit of the Company, any and all intellectual property, discoveries, or trade secrets which I may solely or jointly conceive, design, develop, create or suggest or cause to be conceived, designed, developed or created during the period of time I am in the employ of the Company, which relate to or are connected with my employment or the business of the Company, whether or not conceived or created during my regular working hours. For purposes of this agreement, the term intellectual property shall include, without limitation, any ideas, concepts, literary material, designs, drawings, illustrations and photographs.
3.That right, title, and interest in and to the intellectual property, discoveries and trade secrets referred to in Paragraph 2 above, shall be the sole and absolute property of the Company, subject to the limitations set forth in Paragraph 4 below.
4.That I will and do hereby assign to the Company all my right, title, and interest in and to the intellectual property, discoveries and trade secrets referred to in Paragraph 2 above; provided, however, that no provision in this agreement is intended to require assignment of any of my rights in any intellectual property or discovery if (i) no equipment, supplies, facilities, trade secret or confidential information of the Company was used: and (ii) the discovery was made or the intellectual property was developed entirely on my own time; and (iii) such discovery or intellectual property neither relates to any business of the Company or the Company's actual or demonstrably anticipated research or development nor results from any work performed by me for the Company.
5.I will execute any documents necessary to evidence the Company's proprietary interest in any discovery, intellectual property or trade secret referred to in Paragraph 2 above. In the event the Company is unable, for any reason whatsoever, to secure my signature to any lawful and necessary document required to apply for protection of, or enforce any action with respect to, copyright, trademark or other proprietary rights, I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agent and attorney-in-fact, whose power is coupled with an interest, to act for and in my behalf and stead, to execute such documents and to do all other lawfully permitted acts to protect the Company's interest in any copyright, trademark or other proprietary right with the same legal force and effect as if executed by me.
6.That at the time of leaving the employ of the Company, I will deliver to the Company, and will not keep in my possession nor deliver to anyone else, any and all drawings, notes, notebooks, memoranda, treatments, scripts, documents or any other material connected with my employment by the Company or with the business of the Company.
7.In case of interruption of my employment with the Company, by lay-off or otherwise, this agreement, upon reemployment, will be in full force and effect unless specifically superseded by a new agreement.
8.This agreement shall not embrace or include any copyrights or trademarks or other proprietary rights owned or controlled either jointly or separately by me prior to the time of my employment by the Company. I am listing on a separate attached sheet each copyright, trademark or other proprietary right which I claim to be exempt from this agreement.
9.This agreement supersedes any prior agreement with the Company relating to the subject matter set forth herein.

--EXHIBIT; NOT FOR EXECUTION--

Employee Signature
Employee Name	Robert Chapek
Date (MM/DD/YY)	February 24, 2020

Exhibit 99.1
BOB CHAPEK NAMED CHIEF EXECUTIVE OFFICER OF
THE WALT DISNEY COMPANY
Robert A. Iger Assumes Role of Executive Chairman through 2021
Mr. Iger Will Direct the Company’s Creative Endeavors
Mr. Chapek Brings 27 Years of Successful Leadership Experience across Disney’s
Parks, Consumer Products and Studio Businesses

BURBANK, Calif., February 25, 2020—The Walt Disney Company (NYSE: DIS) Board of Directors announced today that Bob Chapek has been named Chief Executive Officer, The Walt Disney Company, effective immediately. Mr. Chapek most recently served as Chairman of Disney Parks, Experiences and Products.
Robert A. Iger assumes the role of Executive Chairman and will direct the Company’s creative endeavors, while leading the Board and providing the full benefit of his experience, leadership and guidance to ensure a smooth and successful transition through the end of his contract on Dec. 31, 2021.
“With the successful launch of Disney’s direct-to-consumer businesses and the integration of Twenty-First Century Fox well underway, I believe this is the optimal time to transition to a new CEO,” Mr. Iger said. “I have the utmost confidence in Bob and look forward to working closely with him over the next 22 months as he assumes this new role and delves deeper into Disney’s multifaceted global businesses and operations, while I continue to focus on the Company’s creative endeavors.”
Mr. Iger added: “Bob will be the seventh CEO in Disney’s nearly 100-year history, and he has proven himself exceptionally qualified to lead the Company into its next century. Throughout his career, Bob has led with integrity and conviction, always respecting Disney’s rich legacy while at the same time taking smart, innovative risks for the future. His success over the past 27 years reflects his visionary leadership and the strong business growth and stellar results he has consistently achieved in his roles at Parks, Consumer Products and the Studio. Under Bob’s leadership as CEO, our portfolio of great businesses and our amazing and talented people will continue to serve the Company and its shareholders well for years to come.”
“I am incredibly honored and humbled to assume the role of CEO of what I truly believe is the greatest company in the world, and to lead our exceptionally talented and dedicated cast members and employees,” Mr. Chapek said. “Bob Iger has built Disney into the most admired and successful media and entertainment company, and I have been lucky to enjoy a front-row seat as a member of his leadership team. I share his commitment to creative excellence, technological innovation and international expansion, and I will continue to embrace these
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same strategic pillars going forward. Everything we have achieved thus far serves as a solid foundation for further creative storytelling, bold innovation and thoughtful risk-taking.”
Susan Arnold, independent Lead Director of the Disney Board, said, “The Board has been actively engaged in succession planning for the past several years, and after consideration of internal and external candidates, we unanimously elected Bob Chapek as the next CEO of The Walt Disney Company. Mr. Chapek has shown outstanding leadership and a proven ability to deliver strong results across a wide array of businesses, and his tremendous understanding of the breadth and depth of the Company and appreciation for the special connection between Disney and its consumers makes him the perfect choice as the next CEO.
“Mr. Chapek will also benefit from the guidance of one of the world’s most esteemed and successful business leaders, Bob Iger,” Ms. Arnold continued. “Over the past 15-plus years as CEO, Mr. Iger has transformed The Walt Disney Company, building on the Company’s history of great storytelling with the acquisitions of Pixar, Marvel, Lucasfilm and Twenty-First Century Fox and increasing the Company’s market capitalization fivefold. Disney has reached unparalleled financial and creative heights thanks to Mr. Iger’s strong leadership and clear strategic vision. We believe Mr. Chapek’s leadership and commitment to this strategy will ensure that the Company continues to create significant value for our shareholders in the years ahead.”
In Mr. Chapek’s new role as CEO, he will directly oversee all of the Company’s business segments and corporate functions. Mr. Chapek will report to the Executive Chairman, Mr. Iger, and the Board of Directors. He will be appointed to the Board at a later date. A new head of Disney Parks, Experiences and Products will be named at a future time.
Mr. Chapek served as Chairman of Disney Parks, Experiences and Products since the segment’s creation in 2018, and prior to that was Chairman of Walt Disney Parks and Resorts since 2015.
As Chairman of Disney Parks, Experiences and Products, Mr. Chapek oversaw the Company’s largest business segment, with operations around the globe and more than 170,000 employees worldwide. The segment includes Disney’s iconic travel and leisure businesses, encompassing six resort destinations in the United States, Europe and Asia, a top-rated cruise line, a popular vacation ownership program, and an award-winning guided family adventure business. Disney’s global consumer products operations include the world’s leading licensing business across toys, apparel, home goods, digital games and apps, the world’s largest children’s print publisher, Disney store locations around the world, and the shopDisney e-commerce platform.
During his tenure at the Parks segment, Mr. Chapek oversaw the opening of Disney’s first theme park and resort in mainland China, Shanghai Disney Resort; the addition of numerous guest offerings across Disney’s six resort destinations in the U.S., Europe and Asia, including the creation of the new Star Wars: Galaxy’s Edge lands at Disneyland and Walt Disney World
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and the addition of Marvel-inspired attractions around the globe; and the expansion of Disney Cruise Line with the announced construction of three new ships.
From 2011 to 2015, Mr. Chapek was President of the former Disney Consumer Products segment, where he drove the technology-led transformation of the Company’s consumer products, retail and publishing operations. Prior to that, he served as President of Distribution for The Walt Disney Studios and was responsible for overseeing the Studios’ overall content distribution strategy across multiple platforms including theatrical exhibition, home entertainment, pay TV, digital entertainment and new media. He also served as President of Walt Disney Studios Home Entertainment, where he spearheaded the successful “vault strategy” for the Company’s iconic films and transformed the primary format of home entertainment from DVD to Blu-ray.
Before joining Disney in 1993, Mr. Chapek worked in brand management at H.J. Heinz Company and in advertising at J. Walter Thompson.
Mr. Chapek earned a B.S. in Microbiology at Indiana University Bloomington and an MBA from Michigan State University.
Investor Conference Call:
Disney will conduct an investor conference call at approximately 4:30 p.m. EST / 1:30 p.m. PST today, Tuesday, February 25, 2020. To listen to the live webcast, please visit www.disney.com/investors. The webcast presentation will be archived.
Forward-Looking Statements:
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements such as expectations for future performance, transition or shareholder value and other statements that are not statements of historical fact. These statements are often characterized by terminology such as “will,” “believe,” “expect” and similar expressions. These statements are made based on views and assumptions as of the time made and the Company does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, integration initiatives and timing of synergy realization) or other business decisions, as well as from developments beyond the Company’s control, including:
•changes in domestic and global economic conditions, competitive conditions and consumer preferences;
•adverse weather conditions or natural disasters;
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•health concerns;
•international, regulatory, political, or military developments;
•technological developments; and
•labor markets and activities.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:
•the performance of the Company’s theatrical and home entertainment releases;
•the advertising market for broadcast and cable television programming;
•demand for our products and services;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense;
•performance of some or all company businesses either directly or through their impact on those who distribute our products; and
•achievement of anticipated benefits of the TFCF transaction.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2019 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports.
Contacts:
Zenia Mucha
Corporate Communications
(818) 560-5300
Lowell Singer
Investor Relations
(818) 560-6601
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